Exhibit 99.1
FOR IMMEDIATE RELEASE

O’REILLY AUTOMOTIVE, INC. REPORTS FIRST QUARTER 2019 RESULTS

•	First quarter comparable store sales increase of 3.2%

•	5% increase in operating profit dollars

•	12% increase in first quarter diluted earnings per share to $4.05

Springfield, MO, April 24, 2019 – O’Reilly Automotive, Inc. (the “Company” or “O’Reilly”) (Nasdaq: ORLY), a leading retailer in the automotive aftermarket industry, today announced record revenues and earnings for its first quarter ended March 31, 2019.

1st Quarter Financial Results
Greg Johnson, O’Reilly’s CEO and Co-President, commented, “Team O’Reilly’s commitment to consistently providing excellent customer service resulted in another solid, profitable quarter, highlighted by a 5% increase in operating profit dollars and a 12% increase in diluted earnings per share to $4.05, which also benefited from a lower tax rate, and exceeded the top end of our first quarter guidance range. Weather in the first quarter has historically driven volatility in our business, and we experienced significant demand volatility this quarter. While we saw a fair amount of frigid, snowy weather that drove business during the quarter, and should help drive demand for the remainder of the year, we also experienced abnormally high levels of rain, which is not conducive to our business. Additionally, delays in tax refunds and a reduction of total refund dollars during the quarter were a headwind to our business. However, March finished strong, and we remain confident in the underlying business trends in our industry. As a result, we are establishing our second quarter comparable store sales guidance at a range of 3% to 5% and are also reiterating our full-year comparable stores sales guidance at a range of 3% to 5%. I would like to take this opportunity to thank each of our over 80,000 Team Members for their hard work and dedication to O’Reilly’s continued success.”

Sales for the first quarter ended March 31, 2019, increased $128 million, or 6%, to $2.41 billion from $2.28 billion for the same period one year ago. Gross profit for the first quarter increased 6% to $1.28 billion (or 53.1% of sales) from $1.20 billion (or 52.6% of sales) for the same period one year ago. Selling, general and administrative expenses for the first quarter increased 7% to $835 million (or 34.6% of sales) from $778 million (or 34.1% of sales) for the same period one year ago. Operating income for the first quarter increased 5% to $445 million (or 18.5% of sales) from $423 million (or 18.5% of sales) for the same period one year ago.

Net income for the first quarter ended March 31, 2019, increased $16 million, or 5%, to $321 million (or 13.3% of sales) from $305 million (or 13.4% of sales) for the same period one year ago. Diluted earnings per common share for the first quarter increased 12% to $4.05 on 79 million shares versus $3.61 on 85 million shares for the same period one year ago.

Mr. Johnson continued, “During the first quarter, we opened 62 net, new stores across 27 states, and we continue to be pleased with the performance of our new store openings. We are also very happy to announce the purchase of a 580,000 square foot building in northern Mississippi during the first quarter, which will be the location for our newest distribution center project. This facility will allow us to provide an even higher level of service to the Memphis area markets, while also adding capacity for additional store growth throughout the central and southern regions of the country. Our industry leading parts availability and highly trained and technically proficient Team Members are our greatest strengths, and we continue to be pleased with the opportunities to profitably grow and gain share in new and existing markets.”

Share Repurchase Program
During the first quarter ended March 31, 2019, the Company repurchased 0.9 million shares of its common stock, at an average price per share of $347.09, for a total investment of $322 million. Subsequent to the end of the first quarter and through the date of this release, the Company did not repurchase any additional shares of its common stock. The Company has repurchased a total of 73.2 million shares of its common stock under its share repurchase program since the inception of the program in January of 2011 and through the date of this release, at an average price of $151.16, for a total aggregate investment of $11.07 billion. As of the date of this release, the Company had approximately $680 million remaining under its current share repurchase authorization.

1st Quarter Comparable Store Sales Results
Comparable store sales are calculated based on the change in sales for stores open at least one year and exclude sales of specialty machinery, sales to independent parts stores and sales to Team Members. Online sales, resulting from ship-to-home orders and pick-up-in-store orders, for stores open at least one year, are included in the comparable store sales calculation. Comparable store sales increased 3.2% for the first quarter ended March 31, 2019, on top of 3.4% for the same period one year ago.

2nd Quarter and Updated Full-Year 2019 Guidance
The table below outlines the Company’s guidance for selected second quarter and updated full-year 2019 financial data:

	For the Three Months Ending June 30, 2019	For the Year Ending December 31, 2019
Comparable store sales	3% to 5%	3% to 5%
Total revenue		$10.0 billion to $10.3 billion
Gross profit as a percentage of sales		52.7% to 53.2%
Operating income as a percentage of sales		18.7% to 19.2%
Effective income tax rate		23.5%
Diluted earnings per share (1)	$4.55 to $4.65	$17.37 to $17.47
Net cash provided by operating activities		$1.6 billion to $1.8 billion
Capital expenditures		$625 million to $675 million
Free cash flow (2)		$1.0 billion to $1.1 billion

(1)	Weighted-average shares outstanding, assuming dilution, used in the denominator of this calculation, includes share repurchases made by the Company through the date of this release.

(2)
Free cash flow is a non-GAAP financial measure. The table below reconciles Free cash flow guidance to Net cash provided by operating activities guidance, the most directly comparable GAAP financial measure:

(in millions)		For the Year Ending December 31, 2019
Net cash provided by operating activities		$1,635	to	$1,790
Less:	Capital expenditures	625	to	675
	Excess tax benefit from share-based compensation payments	10	to	15
Free cash flow		$1,000	to	$1,100

Non-GAAP Information
This release contains certain financial information not derived in accordance with United States generally accepted accounting principles (“GAAP”). These items include adjusted debt to earnings before interest, taxes, depreciation, amortization, share-based compensation and rent (“EBITDAR”) and free cash flow. The Company does not, nor does it suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information. The Company believes that the presentation of adjusted debt to EBITDAR and free cash flow provide meaningful supplemental information to both management and investors that is indicative of the Company’s core operations. The Company has included a reconciliation of this additional information to the most comparable GAAP measure in the table above and the selected financial information below.

Earnings Conference Call Information
The Company will host a conference call on Thursday, April 25, 2019, at 10:00 a.m. Central Time to discuss its results as well as future expectations. Investors may listen to the conference call live on the Company’s website at www.OReillyAuto.com by clicking on “Investor Relations” and then “News Room.” Interested analysts are invited to join the call. The dial-in number for the call is (847) 619-6396; the conference call identification number is 48386877. A replay of the conference call will be available on the Company’s website through Friday, April 24, 2020.

About O’Reilly Automotive, Inc.
O’Reilly Automotive, Inc. was founded in 1957 by the O’Reilly family and is one of the largest specialty retailers of automotive aftermarket parts, tools, supplies, equipment and accessories in the United States, serving both the do-it-yourself and professional service provider markets. Visit the Company’s website at www.OReillyAuto.com for additional information about O’Reilly, including access to online shopping and current promotions, store locations, hours and services, employment opportunities and other programs. As of March 31, 2019, the Company operated 5,306 stores in 47 states.

Forward-Looking Statements
The Company claims the protection of the safe-harbor for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by forward-looking words such as “estimate,” “may,” “could,” “will,” “believe,” “expect,” “would,” “consider,” “should,” “anticipate,” “project,” “plan,” “intend” or similar words. In addition, statements contained within this press release that are not historical facts are forward-looking statements, such as statements discussing, among other things, expected growth, store development, integration and expansion strategy, business strategies, future revenues and future performance. These forward-looking statements are based on estimates, projections, beliefs and assumptions and are not guarantees of future events and results. Such statements are subject to risks, uncertainties and assumptions, including, but not limited to, the economy in general, inflation, tariffs, product demand, the market for auto parts, competition, weather, risks associated with the performance of acquired businesses, our ability to hire and retain qualified employees, consumer debt levels, our increased debt levels, credit ratings on public debt, governmental regulations, information security and cyber-attacks, terrorist activities, war and the threat of war. Actual results may materially differ from anticipated results described or implied in these forward-looking statements. Please refer to the “Risk Factors” section of the annual report on Form 10-K for the year ended December 31, 2018, and subsequent Securities and Exchange Commission filings for additional factors that could materially affect the Company’s financial performance. Forward-looking statements speak only as of the date they were made and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

For further information contact:	Investor & Media Contact
Mark Merz (417) 829-5878

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	March 31, 2019 (1)	March 31, 2018	December 31, 2018
	(Unaudited)	(Unaudited)	(Note)
Assets
Current assets:
Cash and cash equivalents	$56,717	$38,525	$31,315
Accounts receivable, net	250,680	224,386	192,026
Amounts receivable from suppliers	66,452	78,232	78,155
Inventory	3,228,901	3,052,748	3,193,344
Other current assets	46,896	52,520	48,262
Total current assets	3,649,646	3,446,411	3,543,102

Property and equipment, at cost	5,761,729	5,292,431	5,645,552
Less: accumulated depreciation and amortization	2,085,019	1,902,668	2,058,550
Net property and equipment	3,676,710	3,389,763	3,587,002

Operating lease, right-of-use assets	1,886,364	—	—
Goodwill	808,717	789,104	807,260
Other assets, net	40,125	41,379	43,425
Total assets	$10,061,562	$7,666,657	$7,980,789

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$3,438,679	$3,222,785	$3,376,403
Self-insurance reserves	77,359	74,826	77,012
Accrued payroll	94,192	84,579	86,520
Accrued benefits and withholdings	65,106	62,435	89,082
Income taxes payable	92,816	66,618	11,013
Current portion of operating lease liabilities	296,605	—	—
Other current liabilities	261,575	236,938	253,990
Total current liabilities	4,326,332	3,748,181	3,894,020

Long-term debt	3,460,921	3,193,066	3,417,122
Operating lease liabilities, less current portion	1,629,311	—	—
Deferred income taxes	109,480	89,776	105,566
Other liabilities	163,153	211,806	210,414

Shareholders’ equity:
Common stock, $0.01 par value:
Authorized shares – 245,000,000
Issued and outstanding shares –
78,262,099 as of March 31, 2019,
82,267,885 as of March 31, 2018, and
79,043,919 as of December 31, 2018	783	823	790
Additional paid-in capital	1,268,032	1,247,366	1,262,063
Retained deficit	(896,450)	(824,361)	(909,186)
Total shareholders’ equity	372,365	423,828	353,667

Total liabilities and shareholders’ equity	$10,061,562	$7,666,657	$7,980,789
Note: The balance sheet at December 31, 2018, has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by United States generally accepted accounting principles for complete financial statements.

(1)
The Company adopted Accounting Standard Codification 842 - Leases (“ASC 842”) during the first quarter ended March 31, 2019, using the additional, optional transition method, which does not require prior periods to be restated.

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share data)

	For the Three Months Ended March 31,
	2019	2018
Sales	$2,410,608	$2,282,681
Cost of goods sold, including warehouse and distribution expenses	1,131,318	1,081,423
Gross profit	1,279,290	1,201,258

Selling, general and administrative expenses	834,504	778,412
Operating income	444,786	422,846

Other income (expense):
Interest expense	(34,291)	(28,217)
Interest income	554	572
Other, net	3,103	205
Total other expense	(30,634)	(27,440)

Income before income taxes	414,152	395,406
Provision for income taxes	93,000	90,500
Net income	$321,152	$304,906

Earnings per share-basic:
Earnings per share	$4.09	$3.65
Weighted-average common shares outstanding – basic	78,484	83,530

Earnings per share-assuming dilution:
Earnings per share	$4.05	$3.61
Weighted-average common shares outstanding – assuming dilution	79,297	84,523

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	For the Three Months Ended March 31,
	2019	2018

Operating activities:
Net income	$321,152	$304,906
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property, equipment and intangibles	63,964	69,920
Amortization of debt discount and issuance costs	918	795
Deferred income taxes	4,312	4,370
Share-based compensation programs	5,424	5,176
Other	2,245	2,244
Changes in operating assets and liabilities:
Accounts receivable	(60,914)	(10,421)
Inventory	(35,405)	(42,643)
Accounts payable	60,918	32,756
Income taxes payable	82,476	79,380
Other	(4,468)	(14,206)
Net cash provided by operating activities	440,622	432,277

Investing activities:
Purchases of property and equipment	(152,914)	(114,843)
Proceeds from sale of property and equipment	1,811	752
Other	(295)	(375)
Net cash used in investing activities	(151,398)	(114,466)

Financing activities:
Proceeds from borrowings on revolving credit facility	874,000	755,000
Payments on revolving credit facility	(831,000)	(541,000)
Repurchases of common stock	(321,856)	(549,450)
Net proceeds from issuance of common stock	15,224	11,972
Other	(190)	(2,156)
Net cash used in financing activities	(263,822)	(325,634)

Net increase (decrease) in cash and cash equivalents	25,402	(7,823)
Cash and cash equivalents at beginning of the period	31,315	46,348
Cash and cash equivalents at end of the period	$56,717	$38,525

Supplemental disclosures of cash flow information:
Income taxes paid	$5,335	$7,939
Interest paid, net of capitalized interest	47,796	48,763

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
SELECTED FINANCIAL INFORMATION
(Unaudited)

		For the Twelve Months Ended March 31,
Adjusted Debt to EBITDAR:		2019	2018
(In thousands, except adjusted debt to EBITDAR ratio)
GAAP debt		$3,460,921	$3,193,066
Add:	Letters of credit	39,201	36,943
	Discount on senior notes	4,090	3,548
	Debt issuance costs	14,989	13,386
	Six-times rent expense	1,937,286	1,810,932
Adjusted debt		$5,456,487	$5,057,875

GAAP net income		$1,340,733	$1,173,776
Add:	Interest expense	128,203	100,162
	Provision for income taxes	372,100	474,210
	Depreciation and amortization	252,981	246,757
	Share-based compensation expense	20,424	19,149
	Rent expense (i)	322,881	301,822
EBITDAR		$2,437,322	$2,315,876

Adjusted debt to EBITDAR		2.24	2.18

(i)
The table below outlines the calculation of Rent expense and reconciles Rent expense to Total lease cost, per ASC 842, the most directly comparable GAAP financial measure, for the three and twelve months ended March 31, 2019 (in thousands):

Total lease cost, per ASC 842, for the three months ended March 31, 2019		$98,293
Less:	Variable non-contract operating lease components, related to property taxes and insurance, for the three months ended March 31, 2019	14,567
Rent expense for the three months ended March 31, 2019		83,726
Add:	Rent expense for the nine months ended December 31, 2018, as previously reported prior to the adoption of ASC 842	239,155
Rent expense for the twelve months ended March 31, 2019		$322,881

	March 31,
	2019	2018
Selected Balance Sheet Ratios:
Inventory turnover (1)	1.4	1.4
Average inventory per store (in thousands) (2)	$609	$599
Accounts payable to inventory (3)	106.5%	105.6%
Return on assets (4)	15.9%	15.6%

		For the Three Months Ended March 31,
		2019	2018
Reconciliation of Free Cash Flow (in thousands):
Net cash provided by operating activities		$440,622	$432,277
Less:	Capital expenditures	152,914	114,843
	Excess tax benefit from share-based compensation payments	8,513	6,318
Free cash flow		$279,195	$311,116

Store and Team Member Information:

	For the Three Months Ended March 31,		For the Twelve Months Ended March 31,
	2019	2018	2019	2018
Beginning store count	5,219	5,019	5,097	4,888
New stores opened	64	78	192	216
Bennett stores acquired, net of stores merged (5)	25	—	25	—
Stores closed	(2)	—	(8)	(7)
Ending store count	5,306	5,097	5,306	5,097

	For the Three Months Ended March 31,		For the Twelve Months Ended March 31,
	2019	2018	2019	2018
Total employment	80,366	76,946
Square footage (in thousands)	39,110	37,339
Sales per weighted-average square foot (6)	$61.41	$61.15	$251.29	$248.58
Sales per weighted-average store (in thousands) (7)	$452	$447	$1,847	$1,814

(1)    Calculated as cost of goods sold for the last 12 months divided by average inventory. Average inventory is calculated as the average of inventory for the trailing four quarters used in determining the denominator.

(2) Calculated as inventory divided by store count at the end of the reported period.
(3) Calculated as accounts payable divided by inventory.
(4)    Calculated as net income for the last 12 months divided by average total assets. Average total assets is calculated as the average of total assets for the trailing four quarters used in determining the denominator.

(5)    O’Reilly acquired 33 Bennett Auto Supply, Inc. (“Bennett”) stores after the close of business on December 31, 2018. During the first quarter ended March 31, 2019, O’Reilly merged eight of the acquired Bennett stores into existing O’Reilly locations and plans to merge an additional five acquired Bennett stores into existing O’Reilly locations during the second quarter ending June 30, 2019.

(6)    Calculated as sales less jobber sales, divided by weighted-average square footage. Weighted-average square footage is determined by weighting store square footage based on the approximate dates of store openings, acquisitions, expansions or closures.

(7)    Calculated as sales less jobber sales, divided by weighted-average stores. Weighted-average stores is determined by weighting stores based on their approximate dates of openings, acquisitions or closures.